Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 28, 2017, with respect to the consolidated financial statements of American Casino & Entertainment Properties LLC included in Amendment no. 1 to the 8-K/A of Golden Entertainment, Inc. filed on January 3, 2018, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement of Golden Entertainment, Inc. on Form S-3 (File No. 333-221590) and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Reno, Nevada

January 10, 2018